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                                                                     Exhibit (j)


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information of Aston Funds (formerly ABN AMRO Funds) relating to the Aston/Cardinal Mid Cap Value Fund-Class N Shares, Aston/ClariVest Mid Cap Growth Fund-Class N Shares, Aston/Montag & Caldwell Mid Cap Growth Fund-Class N Shares, Aston/SGA International Small-Mid Cap Fund-Class N Shares, and Aston/Barings International Fund-Class I Shares, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 89 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-68666).


                                            /s/ ERNST & YOUNG LLP


Chicago, Illinois
October 29, 2007